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                                                            Exhibit (d)(11)(a)

                       AMENDMENT TO SUBADVISORY AGREEMENT
                        MANUFACTURERS ADVISER CORPORATION



         AMENDMENT made as of this _____ day of _______________, 2000 to the Subadvisory Agreement dated October 1, 1996 as amended December 31, 1996 (the "Agreement"), between Manufacturer's Securities Services, LLC, a Delaware limited partnership (formerly, NASL Financial Services, Inc.) (the "Adviser"), and Manufacturers Adviser Corporation, a Colorado corporation (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:


1.  CHANGE IN APPENDIX A

         Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended to increase the fee the Adviser pays to the Subadviser with respect to the Lifestyle Aggressive 1000 Portfolio, the Lifestyle Growth 820 Portfolio, the Lifestyle Growth 640 Portfolio, the Lifestyle Moderate 460 Portfolio and the Lifestyle Conservative 280 Portfolio as specified in Appendix A to this
Amendment:


2.  EFFECTIVE DATE


         This Amendment shall become effective with respect to each Portfolio on the later to occur of: (i) approval by shareholders of such Lifestyle portfolio,
(ii) disclosure of the terms of the Amendment in the prospectus of the Manufacturers Investment Trust, and (iii) execution of the Amendment.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.


MANUFACTURERS SECURITIES SERVICES, LLC

By:  The Manufacturers Life Insurance Company of North America, its managing member



By:  ___________________________
      James R. Boyle, President



By:  ___________________________
      James D. Gallagher, Vice President,
      Secretary and General Counsel


MANUFACTURERS ADVISER CORPORATION



By: ___________________________
     Cindy Forbes, Vice President


By: ___________________________
     James D. Gallagher, Secretary
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                                   APPENDIX A

         The Subadviser shall serve as investment subadviser for the following portfolio of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the "Subadviser Percentage Fee"):

         1. Pacific Rim Emerging Markets Portfolio: .400% of the first $50,000,000, .350% between $50,000,000 and $200,000,000, .275% between
         $200,000,000 and $500,000,000 and .225% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         2. Quantitative Equity Portfolio: .275% of the first $50,000,000, .225% between $50,000,000 and $200,000,000, .175% between $200,000,000 and
         $500,000,000 and .150% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         3. Real Estate Securities Portfolio: .275% of the first $50,000,000, .225% between $50,000,000 and $200,000,000, .175% between $200,000,000 and $500,000,000 and .150% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         4. Equity Index Portfolio: .100% of the first $50,000,000, .100% between $50,000,000 and $200,000,000, .100% between $200,000,000 and
         $500,000,000 and .100% on the excess over $500,000,000 of the average daily value of the net assets of the Portfolio.

         5. Money Market Portfolio: .075% of the first $50,000,000, .075% between $50,000,000 and $200,000,000, .075% between $200,000,000 and
         $500,000,000 and .020% on the excess over $500,000,000 of the current value of the net assets of the Portfolio;

         6. Lifestyle Conservative 280 Trust: .075% of the first $100 million of the average daily value of the net assets of the Portfolio and .05% of the excess over $100 million.

         7. Lifestyle Moderate 460 Trust: .075% of the first $100 million of the average daily value of the net assets of the Portfolio and .05% of the excess over $100 million.

         8. Lifestyle Balanced 640 Trust: .075% of the first $100 million of the average daily value of the net assets of the Portfolio and .05% of the excess over $100 million.

         9. Lifestyle Growth 820 Trust: .075% of the first $100 million of the average daily value of the net assets of the Portfolio and .05% of the excess over $100 million.

         10. Lifestyle Aggressive 1000 Trust: .075% of the first $100 million of the average daily value of the net assets of the Portfolio and .05% of the excess over $100 million.

         The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

         If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.